EXHIBIT 99.2

CONTACT:
Ben Stephen
Director, Investor Relations
703-904-5539
bstephen@quadramed.com
David L. Piazza
Vice President, Finance
703-742-5312
dpiazza@quadramed.com

QUADRAMED ANNOUNCES TENDER OFFER

FOR ANY AND ALL OF ITS

OUTSTANDING 10% SENIOR NOTES DUE 2008

Reston, Virginia – (June 17, 2004) QuadraMed® Corporation (QMDC.OB) announced today that it is commencing a cash tender offer to purchase any and all of its outstanding 10% Senior Secured Notes due 2008 (the “Notes”) pursuant to an Offer to Purchase dated June 17, 2004 (the “Offer to Purchase”). The offer will expire at 5:00 p.m., EDT time, on Friday, July 16, 2004 (the “Expiration Date”). Settlement will occur promptly after the acceptance of the Notes. As of June 15, 2004, the outstanding aggregate principal amount of the Notes was approximately $73.7 million.

The Notes were issued in April 2003. As QuadraMed recently announced, it has completed a private, unregistered offering of $100 million of convertible preferred stock to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933. QuadraMed intends to use the net proceeds of the completed offering to repurchase the Notes, its 5.25% Convertible Debentures due 2005 and general corporate purposes.

The total purchase price for each $1,000 principal amount of Notes validly tendered and accepted for repurchase by QuadraMed pursuant to the Offer to Purchase will be $1,050, plus accrued and unpaid interest to, but not including, the date of purchase.

This announcement is neither an offer to sell nor a solicitation to buy any Notes. The tender offer is being made solely by the Offer to Purchase.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of more than 850 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at more than 1,900 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.